Exhibit 10.46

SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement (this “Amendment”) is made and entered into with effect as of February 8, 2019  by and between SoftBank Corp., a company incorporated under the laws of Japan and having its principal place of business at 1-9-1 Higashi-shimbashi, Minato-ku, Tokyo, Japan (“SoftBank”) and AeroVironment, Inc., a company incorporated under the laws of the State of Delaware and having its principal place of business at 800 Royal Oaks Drive, Suite 210, Monrovia, CA 91016, U.S.A. (“AV”). SoftBank and AV are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

All Capitalized terms not otherwise defined herein shall have the same meaning as assigned to them in the Original Agreement (as such term is defined below).

RECITALS

WHEREAS:

(A)    SoftBank and AV entered into a Joint Venture Agreement dated December 1, 2017 (the “Original Agreement”) under which they agreed to establish a joint venture company named HAPSMobile Inc.; and

(B)     SoftBank and AV amended the Original Agreement by entering into an Amendment Agreement dated November 29, 2018; and

(C)     SoftBank and AV now desire to amend portions of the Original Agreement as set forth in this Amendment.

NOW THEREFORE, the Parties hereby agree to amend and supplement the terms of the Original Agreement as follows:

1.         Additional Capital Contribution by AV.

Sections 2.6 and 2.7 of the Original Agreement are hereby deleted in their entirety and replaced as follows:

2.6         Initial Capital Contributions by the Parties and Follow-Up Contribution by AV.

(a)            The Parties shall make initial cash capital contributions to establish the Company. SoftBank’s initial contribution shall be 3,990,000,000 JPY in cash in exchange for ninety-five percent (95%) of the issued common stock of the Company and AV’s initial contribution shall be 210,000,000 JPY in cash in exchange for five percent (5%) of the issued common stock of the Company. Following the initial capital contributions, the Parties shall make cash capital contributions in accordance with the Capital Plan attached hereto as Exhibit D. Any costs in making the capital contribution shall be incurred by the respective Parties.

(b)            By no later than March 7, 2019, AV shall make a follow-up cash capital contribution to the Company of  632,800,000 JPY in cash in exchange for five percent (5%) of the issued common stock of the Company, which shall be in addition to the five percent (5%) issued to AV under paragraph (a) above.

2.7        Share Capital.

(a)            Shareholdings.  The Company shall initially be authorized to issue shares of capital stock consisting of 336,000 shares of common stock (the “Shares”). All of the capital of the Company will be composed of voting common shares of a single class. Upon completion of the capital contributions described in Sections 2.6(a) and(b) above, each Shareholder’s percentage of total share capital of the Company will be as follows. For the avoidance of doubt, such percentage and the total number of authorized shares of the Company may change from time to time as the result of Transfers or new issuances of Shares by the Company pursuant to the terms of this Agreement and applicable Laws.

Shareholders	Number of Shares	Percentage of Share Capital
SoftBank	216,410	90%
AV	24,046	10%

2.         Deletion of Section 5.3(f).  Section 5.3(f)  of the Original Agreement is hereby deleted in its entirety and replaced as follows:

(f)        [Reserved]

3.         Other.

5.1       SoftBank and AV each agrees to cause the Company to, and to vote its respective shares in order to, fully implement this Amendment, including without limitation any necessary amendment to the articles of incorporation of the Company.

5.2       Except as expressly modified by this Amendment, the Original Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment by their respective duly authorized representatives. This Amendment may be executed in counterparts, including by facsimile or any other electronic transmission.

SoftBank Corp.		AeroVironment, Inc.

By:	/s/ Junichi Miyakawa	By:	/s/ Wahid Nawabi

Name: Junichi Miyakawa		Name: Wahid Nawabi
Title: Representative Director & CTO		Title: President and CEO

Date:	Feb. 20, 2019	Date:	Feb. 20, 2019